Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-190078

March 9, 2016

Huntington Bancshares Incorporated

3.15% Senior Notes Due March 14, 2021 (the “Notes”)

SUMMARY OF TERMS DATED MARCH 9, 2016

Issuer	Huntington Bancshares Incorporated
Security	3.15% Senior Notes Due 2021
Note Type	Senior Notes
Legal Format	SEC Registered (Registration Statement No. 333-190078)
Aggregate Principal Amount Offered	$1,000,000,000
Minimum Denominations	$2,000
Minimum Increments	$1,000
Trade Date	March 9, 2016
Settlement Date	March 14, 2016 (T+3)
Maturity Date	March 14, 2021
Interest Payment Dates	Each March 14 and September 14, commencing on September 14, 2016
Reference Benchmark	UST 1.125% Notes, due February 28, 2021
Benchmark Yield	1.393%
Spread to Benchmark	T+ 180 basis points
Reoffer Yield	3.193%
Coupon	3.150%
Redemption Provision	The Issuer may redeem the Notes, in whole or in part, on or after February 14, 2021, the date that is one month prior to the maturity date, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest thereon to the redemption date.
Price to Investors	99.803% of the face amount
Underwriting Discount	0.350% of the face amount
Listing	None
Joint Book-Running Managers	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC The Huntington Investment Company
CUSIP Number	446150AJ3
ISIN Number	US446150AJ36

The Issuer has filed a registration statement (File Number 333-190078) (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement related to that registration statement and other documents that the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov. Copies of the prospectus, preliminary prospectus supplement and any subsequently filed prospectus supplement relating to the offering may be obtained from Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 866-471-2526, facsimile: 212-902-9316, email: prospectus-ny@ny.email.gs.com, Merrill Lynch, Pierce, Fenner & Smith Incorporated, at (800) 294-1322 or dg.prospectus_requests@baml.com and Morgan Stanley & Co. LLC, telephone: 866-718-1649.

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